UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 2, 2012

Date of report (Date of earliest event reported)

CRC HEALTH CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-135172	73-1650429
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20400 Stevens Creek Boulevard, Suite 600, Cupertino, California	95014
(Address of Principal Executive Offices)	(Zip code)

(877) 272-8668

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 8.01 Other Events.

Term Loan Refinancing

CRC Health Corporation (the “Company”), a leading provider of substance abuse treatment and adolescent youth and weight management services, has reached agreement in principal with prospective lenders to issue a new tranche of term loans (“Term B-3 Loans”) under the Company’s existing senior secured credit facility in an aggregate principal amount of approximately $87,600,000. All of the cash proceeds from the issuance of the Term B-3 Loans (net of related fees and expenses) will be used to refinance all of the Company’s existing Term B-1 tranche of term loans. The Company anticipates that it will issue the Term B-3 Loans with an original issue discount equal to 4.00%, and that the Term B-3 Loans will bear interest at a rate per annum equal to LIBOR (but not less than 1.50%) plus an applicable margin of 7.00%, subject to an increase to 8.00% during any period that the Company’s public corporate family rating from Moody’s Investor Service, Inc. is not at least B3 or the Company’s public corporate credit rating from Standard & Poor’s Ratings Services is not at least B-. In addition, the Company anticipates that it will pay to each lender of Term B-3 Loans the following fees: (x) on March 31, 2013, a fee equal to 1.00% of the outstanding principal amount of each such lender’s Term B-3 Loans as of such date, (y) on March 31, 2014, a fee equal to 1.50% of the outstanding principal amount of each such lender’s Term B-3 Loans as of such date and (z) on November 16, 2015, the maturity date of the Term B-3 Loans, a fee equal to 1.50% of the outstanding principal amount of each such lender’s Term B-3 Loans as of such date. Upon consummation of the refinancing, all term loans under the Company’s senior secured credit facility will mature on November 16, 2015. The Company expects to complete the refinancing within the week, subject to execution of definitive documentation with the lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 2, 2012

CRC HEALTH CORPORATION

By:	/s/ LEANNE M. STEWART
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)